                                                           Registration No. 333-

   As filed with the Securities and Exchange Commission on September 21, 2000
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                          LONE STAR TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                                   75-2085454
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)


 15660 NORTH DALLAS PARKWAY, SUITE 500
           DALLAS, TEXAS                                    75248
(Address of Principal Executive Offices)                  (Zip Code)


           LONE STAR TECHNOLOGIES, INC. 1985 LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)

                                 --------------

           ROBERT F. SPEARS, ESQ.                              COPY TO:
VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY           DAVID E. MORRISON, ESQ.
        LONE STAR TECHNOLOGIES, INC.                   THOMPSON & KNIGHT L.L.P.
    15660 NORTH DALLAS PARKWAY, SUITE 500                 1700 PACIFIC AVENUE
            DALLAS, TEXAS  75248                              SUITE 3300
   (Name and address of agent for service)               DALLAS, TEXAS  75201

             (972) 770-6419
      (Telephone number, including
    area code, of agent for service)

                                           CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ---------------------- ----------------------

       Title of                                       Proposed           Proposed Maximum            Amount
      Securities                Amount                 Maximum               Aggregate                 of
         to be                   to be             Offering Price            Offering             Registration
      Registered             Registered(1)          per Share(2)             Price(2)                  Fee
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
     Common Stock,             1,000,000
    par value $1.00             shares                 $48.82               $48,820,000            $12,888.48
       per share
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sales prices ($48.82) of the Common Stock reported on the New York Stock Exchange on September 15, 2000.

================================================================================

                                     PART I

                       INCORPORATION OF CONTENTS OF PRIOR
                             REGISTRATION STATEMENTS

      The contents of Registration Statement No. 33-2380 relating to the Lone Star Technologies, Inc. 1985 Long Term Incentive Plan December 31, 1985 (the "Plan") filed by the Registrant with the Securities and Exchange Commission (the "Commission") on December 31, 1985, the Amendment to Registration Statement No. 33-2380 filed on or about May 19, 1986, and Registration Statement No. 33-64805 relating to the Plan filed by the Registrant with the Commission on December 7, 1995 are incorporated herein by reference pursuant to General Instruction E to Form S-8. The purpose of this Registration Statement is to register 1,000,000 additional shares of Common Stock of the Registrant for offer and sale pursuant to the Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      In accordance with Section 102(b)(7) of the Delaware General Corporation Law (ADGCL@), Registrant=s Certificate of Incorporation includes a provision that, to the fullest extent permitted by law, limits the personal liability of members of its Board of Directors to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to a total $25,000. Such provision does not eliminate or limit the liability of a director for (1) any breach of a director=s duty of loyalty to Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the DGCL) or (4) any transaction from which the director derived an improper personal benefit.

      Under Section 145 of the DGCL, the Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe the person=s conduct was unlawful.

      In the case of an action by or in the right of the Registrant, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorney=s fees) actually and reasonably incurred in connection therewith.

      The Registrant also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person=s capacity as a director, officer, employee or agent of the corporation, or arising out of that person=s status as such, whether or not the corporation would have the power to indemnify against the liability.

      The Certificate of Incorporation and Bylaws provide that the Registrant will indemnify it officers and directors and former officers and directors against any expenses, liability or loss reasonably incurred or suffered by such persons as a result of having acted as an officer or director of the Registrant, or, at the request of the Registrant, as an officer, director, agent or employee of another business entity. The Certificate of Incorporation and Bylaws further provide that the Registrant may, by action of its Board of Directors, provide indemnification to employees and agents of the Registrant with the same scope and effect as the indemnification of directors and officers.

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

Item 8.     EXHIBITS.

      In addition to the exhibits filed with or incorporated by reference in the Prior Registration Statements, the following documents are filed or incorporated by reference as exhibits to this Registration Statement:

Exhibit Number         Description
--------------         -----------
5.1                    Opinion of Thompson & Knight L.L.P.

23.1 Consent of Thompson & Knight L.L.P. (contained in its opinion filed herewith as Exhibit 5.1).

23.2                   Consents of Arthur Andersen LLP (Dallas, Texas and
                       Tulsa, Oklahoma Offices).

24.1 Power of Attorney (included on the signature page of this Registration Statement).

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 21st day of September, 2000.

                  LONE STAR TECHNOLOGIES, INC.
                  (Registrant)

                  By:   /s/ Rhys J. Best
                        --------------------------------------------------------
                        Rhys J. Best
                        Chairman of Board, Chief Executive Officer and President

      KNOW ALL BY THESE PRESENTS, that each of the undersigned directors and officers of Lone Star Technologies, Inc. hereby constitutes and appoints Rhys J. Best, Robert F. Spears and Charles J. Keszler, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, a fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                                     Title                                     Date
---------                                                     -----                                     ----
/s/ Rhys J. Best                              Chairman, Chief Executive Officer, President       September 21, 2000
----------------------------------------      and Director(Principal Executive Officer)
Rhys J. Best

/s/ Charles J. Keszler                        Vice President - Finance and Treasurer,            September 21, 2000
----------------------------------------      (Principal Financial and Accounting Officer)
Charles J. Keszler

/s/ Charles L. Blackburn                      Director                                           September 21, 2000
----------------------------------------
Charles L. Blackburn

/s/ Frederick B. Hegi, Jr.                    Director                                           September 21, 2000
----------------------------------------
Frederick B. Hegi, Jr.

/s/ James E. McCormick                        Director                                           September 21, 2000
----------------------------------------
James E. McCormick

/s/ M. Joseph McHugh                          Director                                           September 21, 2000
----------------------------------------
M. Joseph McHugh

/s/ Thomas M. Mercer, Jr.                     Director                                           September 21, 2000
----------------------------------------
Thomas M. Mercer, Jr.

/s/ Alfred M. Micallef                        Director                                           September 21, 2000
----------------------------------------
Alfred M. Micallef

/s/ James L. Fishel                           Director                                           September 21, 2000
----------------------------------------
James L. Fishel

/s/ Jerry E. Ryan                             Director                                           September 21, 2100
----------------------------------------
Jerry E. Ryan

                                INDEX TO EXHIBITS

       Exhibit
       Number                              Exhibit
       ------                              -------
         5.1      Opinion of Thompson & Knight L.L.P.

         23.1 Consent of Thompson & Knight L.L.P. (contained in its opinion filed herewith as Exhibit 5.1).

         23.2     Consents of Arthur Andersen LLP (Dallas, Texas and
                  Tulsa, Oklahoma Offices).

         24.1 Power of Attorney (included on the signature page of this Registration Statement).







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